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Exhibit 99.1

For further information, contact:
J. David Smith or R. Scott Vansant
770-449-7066

EURAMAX INTERNATIONAL, INC. REPORTS
2003 OPERATING RESULTS

16.5% Sales Increase Contributes to Record Annual Earnings

        Norcross, Georgia (March 24, 2004)—Euramax International, Inc. today reported net sales for the year ended December 26, 2003 of $744.3 million, an annual record exceeding 2002 net sales of $639.1 million by 16.5%. Operating earnings of $54.3 million reflect nonrecurring expenses totaling $5.6 million related to transactions among shareholders occurring in the second quarter of 2003. Operating earnings, adjusted to exclude these nonrecurring items, were 12.3% higher than in 2002.

        Net sales for the year increased $105.2 million. Strength and growth in the Company's core markets accounted for a majority of the increase. Net sales in the U.S. increased approximately $46.0 million or 10.4% on higher sales of roof drainage products to home centers and distributors, steel roofing and siding to industrial and architectural contractors, and vinyl windows and awning products to home improvement contractors. Net sales increased $3.6 million due to the acquisition of Berger Holdings Limited in November. Net sales in Europe increased $59.1 million or 29.8%. Approximately $34.3 million of this increase was attributable to strengthening of the Pound Sterling and Euro against the U.S. Dollar. Excluding the impact of the weakening of the U.S. Dollar, net sales increased 12.5% on higher sales volumes of painted aluminum coil, RV windows, RV and residential doors, and automotive components.

        Approximately $46.0 million of Euramax's year-over-year net sales growth occurred in the fourth quarter. Net sales for the quarter ended December 26, 2003, increased 28.9% to $205.4 million compared to $159.3 million in the same period of 2002. Approximately $6.5 million of this increase was attributable to strengthening of the Pound Sterling and Euro against the U.S. Dollar. The balance of the increase was primarily due to higher volumes of painted coil and automotive products in Europe and continuing strength in most U.S. markets. Operating margins for the quarter widened compared to the same period of 2002 as earnings from operations increased to $12.9 million from $8.3 million in the fourth quarter of 2002.

        Commenting on results, Chairman and CEO J. David Smith said, "Euramax continues to build and grow upon the successes of the last several years. We have broadened the base of Euramax's product offerings and markets served, both organically and through complementary acquisitions. Successful execution of this strategy is a testament to the hard work and dedication of our employees together with loyal customers who have propelled Euramax to a second consecutive record year."

        At December 26, 2003, Euramax had cash of $48.2 million and availability under its revolving credit facility of $100.8 million. Long-term debt, including current maturities, was $239.3 million, primarily consisting of the Company's $200.0 million 8.5% senior subordinated notes issued in August, and a $36.6 million term loan issued primarily to fund the Berger Holdings Limited acquisition completed in November.

        On June 12, 2003, as previously reported, Euramax shareholder Citicorp Venture Capital, Ltd. through its affiliate CVCEP, acquired approximately 54% of the stock of the Company from CVC Europe, management and other shareholders. Citicorp Venture Capital, Ltd. subsequently transferred its 34.5% interest in Euramax to Court Square Capital, Ltd. which, like Citicorp Venture Capital, Ltd. is an indirect wholly-owned subsidiary of Citigroup, Inc. CVCEP's 54% purchase and the subsequent issuance by the Company of its 8.5% senior subordinated notes required the application of purchase accounting resulting in a new basis of accounting. Accordingly, the Company's operating results for the year are divided into two periods consisting of the five months ended May 23, 2003 and the seven months ended December 26, 2003. Net earnings for the five month period were $6.9 million and for the seven month period were $14.8 million. Net earnings for the full year of 2002 were $19.9 million.

        On February 12, 2004, Euramax agreed to purchase and retire its shares held by Court Square Capital, an affiliate of Citigroup Venture Capital, Limited, for approximately $67.9 million. The Company expects to complete such purchase by April 30, 2004.

        Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe.

        Note regarding forward looking statements:    Statements made by Euramax which are not historical facts are forward looking statements that involve risks and uncertainties. Statements including the words "anticipate," "expect," "foresee," "believe," "feel," "intend" and similar words also indicate forward looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or implied in forward looking statements. Important factors that could cause financial performance to differ materially from past results and from those expresses or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, the Company's ability to service its substantial debt and to comply with the restrictive covenants contained in the agreements governing that debt, the impact of foreign currency exchange rates, particularly the Pound Sterling and the Euro, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability and cost of raw materials, particularly steel and aluminum, and a variety of other factors. For further information on these and other risks, see the "Risk Factors" section of the Company's Report on Form 10-K for the year ended December 26, 2003, which will be filed on or about March 25, 2004.

Euramax International, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings

	Successor	Predecessor
Thousands of U.S. Dollars	For the quarter ended December 26, 2003	For the quarter ended December 27, 2002
Net Sales	$205,377	$159,338
Cost and expenses:
Cost of goods sold	164,765	130,305
Selling and general	23,067	16,574
Depreciation and amortization	4,651	4,128

	192,483	151,007

Earnings from operations	12,894	8,331
Interest expense, net	(5,402)	(5,602)
Other income (expense), net	539	(23)

Earnings before income taxes	8,031	2,706
Provision for income taxes	2,034	317

Net earnings	$5,997	$2,389

Earnings from operations before depreciation and amortization	$17,545	$12,459

Euramax International, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings

	Successor	Predecessor
Thousands of U.S. Dollars	For the seven months ended December 26, 2003	For the five months ended May 23, 2003	For the twelve months ended December 27, 2002
Net Sales	$483,688	$260,615	$639,149
Cost and expenses:
Cost of goods sold	388,829	208,420	508,254
Selling and general	49,649	26,153	63,593
Depreciation and amortization	10,639	6,276	13,968

	449,117	240,849	585,815

Earnings from operations	34,571	19,766	53,334
Interest expense, net	(12,659)	(9,126)	(22,748)
Other income (expense), net	(48)	506	703

Earnings before income taxes	21,864	11,146	31,289
Provision for income taxes	7,108	4,254	11,432

Net earnings	$14,756	$6,892	$19,857

Earnings from operations before depreciation and amortization	$45,210	$26,042	$67,302

Euramax International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	Successor	Predecessor
Thousands of U.S. Dollars	December 26, 2003	December 27, 2002
ASSETS
Current assets:
Cash and equivalents	$48,227	$11,646
Accounts receivable, net	121,689	88,508
Inventories	89,543	78,480
Other current assets	8,188	5,081

Total current assets	267,647	183,715
Property, plant and equipment, net	141,437	112,037
Goodwill, net	176,394	110,799
Deferred income taxes	3,595	4,975
Other assets	19,756	4,914

	$608,829	$416,440

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdrafts	$436	$1,880
Accounts payable	91,689	57,104
Accrued expenses and other current liabilities	51,239	34,251
Current maturities of long-term debt	7,487	—

Total current liabilities	150,851	93,235
Long-term debt, less current maturities	231,807	196,972
Deferred income taxes	29,282	19,421
Other liabilities	26,939	20,593

Total liabilities	438,879	330,221

Shareholders' equity:
Common stock	500	500
Additional paid-in-capital	155,495	53,220
Treasury stock	(1,964)	(2,056)
Restricted stock grant	(3,381)	—
Retained earnings	14,756	44,439
Accumulated other comprehensive loss	4,544	(9,884)

Total shareholders' equity	169,950	86,219

	$608,829	$416,440

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EURAMAX INTERNATIONAL, INC. REPORTS 2003 OPERATING RESULTS